As filed with the Securities and Exchange Commission on December 8, 1999

                       Registration Statement No. 333-88279
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                                   Amendment 1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                      Internet Stock Market Resources, Inc.
                 (Name of Small Business Issuer in its Charter)

      Delaware                        67770                   76-0246940
(State or other jurisdiction (Primary Standard Industrial (I.R.S. Employer
of incorporation or          Classification Code Number)  Identification No.)
organization)


                    405 Central Avenue, Suite 102 Lobby Level
                          St. Petersburg, Florida 33701
                                  727-896-9696
          (Address and telephone number of principal executive offices)

                            Mr. Anastasios Kyriakides
                      Internet Stock Market Resources, Inc.
                         405 Central Avenue, Fifth Floor
                          St. Petersburg, Florida 33701
                                  727-896-9696
            (Name, address and telephone number of agent for service)

                                With a copy to:

                           Thomas R. Todd, Jr., Esq.
                                P.O. Box 88519
                            Atlanta, Georgia 30356
                                (404) 630-7100

Approximate date of commencement of proposed sale to the public: As soon as practicable subsequent to the effective date.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities
Act registration number of the earlier registration statement for the same offering. [ ]

If delivery of this Prospectus is expected to be made pursuant to Rule 434, please check the following box [ ].

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CALCULATION OF REGISTRATION FEE

Title of         Amount to be  Proposed    Maximum Aggregate   Registration
Shares to be     Registered    Maximum     Price Amount        Fee
Registered (2)                 Price Per   of Offering
                               Share (1)   Price (1)
                               ($)         ($)                 ($)
Common Stock,    3,333,332     1.50        4,999,998.20        $1,390
$0.0001 par
value per share
3,333,332

Preferred Stock, 833,333
$0.01 par value
per share
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                                      2
Internet Stock Market Resources, Inc.
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Cross Reference Sheet for Prospectus Under Form SB-2

Form SB-2 Item No. and Caption           Caption or Location in Prospectus
------------------------------           ---------------------------------
1.   Forepart of Registration            Cover Page; Cross Reference
     Statement and Outside               Sheet; Outside Front Cover
     Front Cover of Prospectus           Page of Prospectus

2.   Inside Front and Outside Back
     Cover Pages of Prospectus           SAME

3.   Summary Information and             Summary;
     Risk Factors                        SAME

4.   Use of Proceeds                     SAME

5.   Determination of Offering Price     SAME

6.   Dilution                            SAME

7.   Selling Security Holders            SAME

8.   Plan of Distribution                Outside Front Cover Page of
                                         Prospectus;
                                         Plan of Distribution

9.   Legal Proceedings                   SAME

10.  Directors, Executive Officers,
     Promoters and Control Persons       SAME

11.  Security Ownership of Certain
     Beneficial Owners and Management    SAME

12.  Description of Securities           SAME

13.  Interest of Named Experts and       Legal Matters;
     Counsel                             Interest of Named Experts and
                                         Counsel

14.  Disclosure of Commission Position
     on Indemnification for Securities   SAME;
     Act Liabilities                     Undertakings

15.  Organization within Last Five
     Years                               SAME

16.  Description of Business             SAME

17.  Management's Discussion and
     Analysis or Plan of Operation       Management's Discussion and Analysis

18.  Description of Property             SAME

19.  Certain Relationships and Related   SAME

20.  Market for Common Equity and
     Related Stockholder Matters         SAME

21.  Executive Compensation              SAME

22.  Financial Statements                SAME

23.  Changes in and Disagreements with
     Accountants on Accounting and
     Financial Disclosure                SAME

24.  Indemnification of Officers and
     Directors                           SAME

25.  Other Expenses of Issuance and
     Distribution                        SAME

26.  Recent Sales of Unregistered
     Securities                          SAME

27.  Exhibits                            SAME

28.  Undertakings                        SAME

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

Prospectus

                          A Maximum of 833,333 Units

                                $6.00 PER UNIT

This is a secondary public offering of Internet Stock Market Resources, Inc.
("ISMR") securities.
*   Each Unit offered by this Prospectus consists of four shares of ISMR's
Common Stock and one share of ISMR's Class A Preferred Stock.
* For $2.00, each share of the Preferred Stock can be exchanged for two shares of the ISMR's Common Stock, as long as the exchange is made within one year of the issue date; after that, the
* Preferred shares are convertible at the market bid price of two shares of the Common Stock.
*   A subscription must be for at least 100 Units.
*   ISMR has set the price of the Units arbitrarily.
* This offering will terminate no more than 180 days after the date of this Prospectus.

Internet Stock Market Resources' Common Stock trades on the Over-the-Counter
Electronic Bulletin Board Service of the National Association of Securities
Dealers under the symbol "ISMR." On December 3, 1999, the bid price for the stock was about $.69 and the ask price was about $1.03.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this document is truthful or complete. Any statement to the contrary is a criminal offense. This Prospectus and the information sources referred to in it are the only reliable resources about Internet Stock Market Resources. No one has been authorized to give any more, other, or different information.

Investment in Units of Internet Stock Market Resources, Inc. is very risky and speculative (see the section titled "Risk Factors," starting on Page 5) and should be considered only by those who are able to bear the loss of part or all of the money they invest.

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----------------------------------------------------------------------------
                   Offering Price    Underwriting Discounts    Proceeds to
                                     and Commissions           Company
----------------------------------------------------------------------------
Per Unit           $6.00             $0.60                     $5.40
----------------------------------------------------------------------------
Maximum 833,333    $4,999,998.00     $499,999.80               $4,499,998.20
----------------------------------------------------------------------------

                     Internet Stock Market Resources, Inc.
                     405 Central Avenue * 102 Lobby Level
                        St. Petersburg, Florida 33701
                                (727) 896-9696
                 The date of this Prospectus is XXXX XX, 19XX

[THIS PAGE IS INTENTIONALLY BLANK]

                                   SUMMARY

The Company
Internet Stock Market Resources, Inc. provides Internet-based business and advertising information about emerging companies. Client companies provide their own content, which may include information about goods and services they offer, new corporate developments, and hyperlinks to their own Websites. (A hyperlink is a word or "button" on the computer screen that takes the user to that destination when clicked.) Through ISMR's Website, Internet users are also able to go to other information services that carry other data about clients, including hyperlinks to the Securities and Exchange Commission's EDGAR database, PR Newswire, stock quotation services, etc. By providing a platform for Internet users to access information about emerging companies, ISMR makes its Website an Internet "portal" for people and institutions interested in emerging companies. Recently, the Company activated a hyperlink on the Website to the on-line brokerage service called "NowTrade," which is owned by ISMR's controlling shareholder.

Internet Stock Market Resources is also negotiating to acquire companies: ISMR has signed a letter of intent with one company, Delcor Industries, Inc. Such acquisitions will require either cash, debt, and/or stock. The cash part of any acquisition will come from proceeds of this offering. Therefore, the success of this offering is critical to moving forward with the acquisition part of ISMR's overall business plan.

How to Contact Internet Stock Market Resources
The executive officers of the Company may be reached by any of these ways:
* in the offices at 405 Central Avenue, 102 Lobby Level, St. Petersburg, Florida 33701;
*   by telephone number is (727) 896-9696;
*   via facsimile number is (727) 822-9516; or
*   on the World Wide Web at http://www.InternetStockMarket.com.

The Offering
Internet Stock Market Resources is offering by this Prospectus a maximum of 833,333 Units of its securities.
* Each Unit consists of four (4) shares of ISMR Common Stock and one share of ISMR Class A Preferred Stock.
* Each of the Preferred shares can be exchanged (converted) for one year from the issue date for two shares of ISMR Common Stock for two dollars ($2.00). After a year, the conversion price will be the market bid price of two shares of the Common Stock.
*   The minimum amount of a subscription is 100 Units.
*   Internet Stock Market Resources has set the price of the Units arbitrarily

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
* Common Stock shares outstanding before the offering       719,777
* Units offered                                             833,333
* Common Stock - shares outstanding after the offering    4,053,109  If all
* Preferred Stock - shares outstanding after the offering   833,333  833,333
* Common Stock - shares outstanding if all Preferred                 are sold
  shares are converted to Common shares (2 for 1)         5,719,775  by ISMR
* Use of Proceeds:
          Offering expenses                          $       80,000
          Marketing                                         500,000
          Salaries & Wages                                  490,000
          Software & Equipment                               75,000
          Acquisitions                                    3,600,000
          Working Capital                                   254,998
               Total proceeds of the offering          $  4,999,998

The proceeds would be $1,666,666 higher if all Preferred shares are converted within the one-year conversion period. This would result in a total of $6,666,664 raised during the year after and including the offering. The Company cannot forecast how many shares, if any, will be converted during this one-year period.

                                 RISK FACTORS

Investment in the Common Stock of Internet Stock Market Resources, Inc. is very speculative and very risky and should be considered only by those who are able to bear the risk for a long period. Prospective investors should read and carefully consider the following risk factors having to do with the Company and its operations.

Risk Factors Related to the Company
1) Internet Stock Market Resources has not been an operating company for very long.
The Company resulted from the 1989 merger between the Texas public corporation Trans America Enterprises, Inc. and the private company Sea Venture Cruises, Inc. From that time until 1998, when it became involved in Internet-related activities, Internet Stock Market Resources was unable to launch any revenue-making business. While other business ventures involving the Internet have shown dramatic and rapid growth in revenues, ISMR has not. At the end of the Company's fiscal year May 31, 1999, it was unable to generate enough revenues to pay for continuing operations: the net loss of $127,880 on revenues of $214,175. Although the for the three-month period ended August 31, 1999, the (unaudited) net income was $56,967 on revenues of $147,892, the Company's management does not know whether future operations will meet expectations in terms of sales and growth, or whether the Company will ever be able to operate profitably on a sustained basis. The results from the most-recent quarter may not be repeatable.

2)  The high technology sector in which ISMR operates is risky.
Internet Stock Market Resources faces a variety of business risks generally associated with young and rapidly growing companies in the business of high technology. Among these risks are the following:
* inability to achieve consistent profitability;
* variability in the number of competitors;
* competitors' pricing of their services;
* rapid evolution of hardware and software technologies driving the Internet. As an example, for more than a year, Internet Stock Market Resources has been utilizing a very basic software framework for its Website called HTML (hypertext mark-up language, the basic text code for Websites) in combination with JAVA and JAVA Script (coding languages that make end users feel like there is an interactivity between their computers and the Website). While this software design base has served the Company well, the design is, or will very soon become, obsolete as new design bases (like the so-called PUSH" engine) become accepted and used. ISMR has shown no recent ability to quickly embrace emerging standards, and its ability to do so in the future is unknown.
    The corporate information storage and retrieval aspect of the Internet is intensely competitive, with firms of all sizes offering Internet exposure for corporate clients and offering Internet users a variety of types of information. The well-known search engine companies like Yahoo! and AltaVista (service and trademarks of their respective companies) offer access to company information by hyperlinks to the companies' own Websites, as well as hyperlinks to private and public repositories of corporate information. The result of this competition is that the Internet end user has a huge selection of sources for information readily available. ISMR has to offer features so good that Internet users will be attracted to its Website in such numbers that prospective clients will pay to be profiled there. This is difficult, and at any time, competitors offering similar - or possibly even better - corporate information access at lower prices could overwhelm the ISMR. The Internet is growing at a staggering rate. The number of new Websites appearing every month has been estimated at about 10,000. Internet Stock Market Resources' services may be good and reliable, but with the almost incalculable number of Websites available for Internet users to visit, it will become more difficult for ISMR to make InternetStockMarket.com a destination for even occasional visits by web surfers.

3)  ISMR's expansion plans depends heavily on selling all 833,333 Units.
The Company's Board of Directors wants to embark on an ambitious growth plan. To be fully implemented, the plan will use the maximum net proceeds of this offering. (See the section "USE OF PROCEEDS" on Page 13 for a breakdown of how the proceeds may be spent.) If less than the maximum amount of money - almost $5,000,0000 - is raised, ISMR will have to delay or modify its plans. In the competitive environment of the Internet, such a delay will almost surely be detrimental if not catastrophic. Specifically, Internet Stock Market
Resources plan to grow from its present position, at least in one direction, by acquiring other businesses whose revenues will enhance the Company's, and whose technology and/or business synergies will help ISMR grow. If the offering does not raise enough money from for acquisitions, this area of potential growth will be negatively impacted.

4) The equity position of this offering's investors may be diluted significantly in the future.
ISMR may have to raise more money. If or when such additional funds are needed, the Company might not be able to obtain the additional financing at all, or on acceptable terms. Even if additional financing is obtained, the effect on stock value cannot be determined at this time. The Board of Directors has the authority to issue up to 50,000,000 shares of Common Stock. Even if all 833,333 Units offered in this Prospectus are sold, and even if all of the Class A Preferred shareholders convert their shares to Common Stock, ISMR would still have about 95,000,000 shares of Common Stock it could sell or otherwise issue in the future. The result of such possible future sales would be dilution of existing shareholder's equity, and given the amount of additional Common Stock that could be sold in the future, that dilution could be very large. Further, because ISMR could use its Common Stock as part of what it pays for one or more of its planned acquisitions, investors in this offering could find their equity positions diluted without the Company even doing a public offering in which they could participate. The possibility of Common Stock being used as part (or all) of the consideration paid for an acquisition is very real, so prospective investors in this offering are warned to expect dilution.

5) ISMR faces state and federal scrutiny because of the business it's in. The Internet itself is largely unregulated; however, ISMR's operations have certain aspects that intersect with state and federal securities laws:
* Client companies may be trying to raise funds through sales of their securities, and those clients may use their own Websites, with hyperlinks from their displays on ISMR's Website, to promote their offerings. This could bring Internet Stock Market Resources into conflict with federal and state securities laws.
* At the state level, ISMR may find it difficult to prevent viewing of solicitation scripts by Internet users in states where the offerings are not "blue skied."
* At the federal level, unless a specific exemption applies, an offering of a client's securities via the Internet might constitute a "general solicitation" that would have to be the subject of an applicable, effective registration statement.

* Internet Stock Market Resources may find that certain clients, in their efforts to raise funds via the powerful medium of the Internet, may violate securities laws. By making their literature available to the public or by facilitating access to that information, ISMR could find itself accused by state or federal regulators of being a promoter of the offerings, which could lead to regulatory sanctions. The Company has specific language in its client contracts to avoid such situations; it also monitors the activities of clients with respect to matters involving descriptions of their securities and any securities they might be selling, but it is still possible that ISMR could end up in a situation where it has unintentionally allowed the ISMR Website to be used for a client's defective offering. In such an event, Internet Stock Market Resources may face severe penalties for having been associated in securities law violations.
    The Company's controlling shareholder has acquired a brokerage firm - called "NowTrade" on its hyperlink - for on-line trading. The regulatory environment in which broker/dealers operate is heavily regulated at the state and federal levels. In the latter case, the National Association of Securities Dealers (NASD) strictly monitors and enforces compliance with complex regulations governing the operations of broker/dealers. Even though ISMR will not be involved in the brokerage firm's business, there are still securities laws the Company could violate just because of its controlling shareholder's relationship with the broker/dealer. ISMR expects to face some aspects of the huge, complicated, and evolving regulatory scrutiny imposed on brokerage firms as it becomes more involved in on-line brokerage operations through the hyperlink to NowTrade and through the Company's controlling shareholder's ownership. Since ISMR has no control over the activities of the broker/dealer, there will be virtually no ability to scrutinize daily trading activities, leaving open the real possibility of problems that might result in fines and penalties, or even in suspension of the broker/dealer's license. Further, ISMR's controlling shareholder also being a principal of the brokerage house makes the two companies have what is called "interlocking directorships," meaning that certain claims (such as civil lawsuits) against one could draw the other in through the common ownership and control.

6) ISMR's declared use of the proceeds from this offering is deliberately vague.
The planned use of the funds the Company raises from this offering - detailed in the section "USE OF PROCEEDS," on Page 13, below - is vague, and gives the management of ISMR complete discretion to determine how the proceeds will actually be spent. The disclaimer at the beginning of the "USE OF PROCEEDS" section explicitly reserves to the Company the right to decide how to actually use the funds raised by this offering. This means that investors in this offering must rely on the will, wisdom, and insight of ISMR's officers and directors to determine the use of funds that they believe will most likely enhance the value of the Company's Common stock. For example, Internet Stock Market Resources does not have firm commitments for acquisitions and does not know with any degree of precision the final cost of fully implementing future operational and development plans. With respect to acquisitions, beyond the direct costs involved, there will likely be direct and indirect costs of integrating the acquisition targets' operations into the ISMR's own. These costs could be minor, or they could be very large, and management of the Company does not have a sufficiently detailed business model on which it can rely to predict an acquired company's potential post-acquisition drain (or contribution) on cash flow.

7)  ISMR faces both industry and macroeconomic dangers.
Internet Stock Market Resources is currently a "price setter" in its business. That means it can establish fees charged to its clients without regard to the prevailing fees charged by large numbers of competitors; instead, it can now set fees by considering the charges that clients are willing and able to bear. In other words, in microeconomic terms, ISMR faces a"downward-sloping demand curve." This will probably not remain the case for much longer, particularly if ISMR, and its relatively few competitors, are viewed as being profitable. Success would undoubtedly draw entry by more competitors, some of which will be small and very efficient, others of which will be large and willing to bear losses for a long time to gain market share.
The Company's management will have to plan for maintaining a high level of cost efficiency while staying on the technological frontier. Moreover, ISMR must right now be highly concerned with cultivating loyalty in its current client base to ensure that these companies will stay even in the face of aggressive efforts by competitors to draw them away. At the same time, Internet Stock Market Resources has to start establishing strategic alliances with dominant forces on the Internet, forces that could either enter into business relationships with ISMR or simply offer their own alternatives. Right now, the Company has no links from major portals such as NetCenter, MSN, Yahoo!, Excite, AltaVista, etc., and has yet to develop a strategy to increase its exposure on the Internet through alliances. A large risk is that Internet Stock Market Resources has not yet developed the industry contacts or the necessary skills to enter into such strategic alliances.
    Beyond these microeconomic and marketing considerations, the Company is not prepared for economy-wide downturns. While management firmly believes that the Internet as a business tool will endure and ultimately become an integral part of the way companies conduct their business affairs, the Company's personnel do not believe that clients' level of expenditures on Internet advertising and exposure will be stay the same during recessions. In fact, Internet spending might become the first casualty of bad economic times as firms attempt to minimize their losses by reducing advertising in non-traditional media (like the Internet). Worse, no industry analyst knows how expenditures on Internet advertising and exposure will be affected by recessions since one has not occurred (of any meaningful depth) since the Internet has become a business tool. The impact at ISMR's level could be adverse:
*   major price discounts may have to be offered to clients;
*   the costs of many factors of service production would not fall;
*   cash flow and profitability could be seriously eroded.
If a recession lasts for any length of time, Internet Stock Market Resources might find that it does not have the financial resources to weather the losses.
8) Internet Stock Market Resources could lose the services of its Chairman. as ISMR's Board of Directors is currently constituted, Chairman Anastasios Kyriakides is the entrepreneurial force. His untimely loss or unavailability would very likely harm the Company's business prospects and future earnings. The Board's vulnerability subsequent to this offering makes Mr. Kyriakides long-term relationship uncertain. Because of his unique understanding of the usefulness of the Internet to growing businesses and his understanding of the full scope of the Company's mission, technologies, and structure, his removal, departure, or loss of control over ISMR's strategic direction might seriously reduce the chances for long-term success. Mr. Kyriakides is particularly instrumental in negotiating with prospective acquisition targets. If the Company loses the services of Mr. Kyriakides, ISMR's plans may never be realized, and even if they are, they will not take the shape he had intended.
    Currently, ISMR has no employment agreements with any of its officers or directors and has no 'key man' life insurance policies on any of their lives.

9) The Company has no dividend policy and does not plan to develop one. Internet Stock Market Resources has never paid a dividend on its Common Stock and may not declare or pay a dividend for a long time, if ever. This no-dividend policy might be to retain earnings for future growth or some other business reason. The only way investors in this offering are likely to make any money from investing in this offering is through stock price appreciation. However, stock appreciation may not be likely in the next several years in light of the stock price's recent performance and the history of the majority of companies like ISMR whose securities trade on "thin" markets such as the Over-the-Counter (OTC) service.

10) Internet Stock Market Resources Common Stock may be hard to sell.
    As well as being regulated at the federal level by the Securities Exchange Act of 1934, the resale of securities is regulated at the state level through the so-called "blue sky" laws.
* A company's stock may be listed on a national exchange and have been the subject of a federally qualified registration statement, but it still might not be salable by the resident of a state in which ISMR has not met the applicable "blue-sky" requirements.
* Various methods are available to brokers who want to fill buy or sell orders for a resident of such a state, but the willingness to do this depends heavily on the particular state or states involved and on the aggregate value of the transaction. It also depends on the brokers involved. The compliance departments of some brokerage firms routinely disallow trading in certain stocks, particularly those with inadequate levels of public disclosure, low or suspiciously volatile prices, or market makers of less than sterling reputation.

    There are federal regulations that can also influence a broker's willingness or ability to be involved in sales of certain "low price stocks" like ours. The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Generally speaking, penny stocks are equity securities with a price of less than $5 per share (other than securities listed on certain national exchanges, or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by such exchange or system).
    Before executing a transaction (not otherwise exempt) in a penny stock, a broker dealer must do the following:
* Deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market.
* Provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer and the salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account.
* Make a special, written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.
    These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If ISMR Common Stock is or becomes subject to the penny stock rules, shareholders may find it more difficult to sell their Units because of the regulatory and paperwork burden a broker has to deal with. Considering that it is unlikely that a broker will make much money off such transactions, a shareholder might find it hard to get a broker to execute trades of Internet Stock Market Resources stock.
    Finally, the Units offered here have been qualified with the Commission pursuant to the amended Securities Act of 1933 and Regulation S-B. (Note that the word "qualified" does not mean that the Commission believes the offering is good or worthy, or that the price is fair, or that stock is an appropriate investment; all it means is that the offering has met the rules and requirements in the applicable federal laws.) Because the Units of this offering were registered, the Common Stock within the Units is "freely tradable" under federal securities laws. However, just because unrestricted trading in the stock is allowed does not mean that unrestricted trading is possible. ISMR Common Stock trades on the Over-the-Counter (OTC) Electronic Bulletin Board Service of the National Association of Securities Dealers
(NASD). The OTC can be a notoriously "thin" market on any given day due to one of the following factors:
*    there may be no buyers or sellers at all for a particular OTC stock; or
*    only one side of the market might have activity.
In the latter case, the market makers in the stock (that is, those NASD-qualified broker/dealers that post bids and offers for that stock) would have every reason to move the stock price up (in the case of a buy side-only market) or down (in the case of a sell side-only market). In the month of November 1999 (the month in which this is being written), Internet Stock Market Resources' Common Stock has fallen more than 25% on a single sell order of fewer than a thousand shares. This was probably because there was no buy side against which the sell order could be matched. Dropping the price heavily and instantly - in other words, there were no intermediate prices a shareholder could have sold at - was the only way the market maker involved could get a buyer to acquire the stock being sold. This situation is not unusual. Commonly, a selling shareholder may find, on any given day, that a sell order cannot be executed at the bid price being quoted. In fact, a selling shareholder might not be able to sell the stock at all, at least for a period of days, and very likely not at a price anywhere near the one quoted, much less at one near the price at which the stock was purchased.
    The Company's long-term plan for providing better liquidity for its stockholders is to develop the public market for ISMR Common Stock by soliciting securities brokers to become market makers of the stock. This will help by making the stock available to more potential buyers (and sellers). Unfortunately, though, as long as ISMR Common Stock remains listed on the OTC, the market for it will be thin, especially because large-scale market participants like institutional investors tend not to trade in Bulletin Board stocks. Internet Stock Market Resources has no concrete, immediate plans to move stock listing to another service like the Small Cap of the NASD or to the American Stock Exchange (AMEX) because these markets have criteria for listing that the Company just cannot meet at the present time and probably will not meet for some time to come.

                                USE OF PROCEEDS

If all of the Units of this offering are sold, the net proceeds to Internet Stock Market Resources from the sale of the Units will be at least $4,919,998 after deducting estimated offering expenses of $80,000. If ISMR retains the services of an underwriter, or if qualified broker-dealers sell Units, they will be paid a commission of as much as 10% on their sales. The most these commissions could amount to would be $500,000 (that is, 10% of $4,999,998), meaning that the least amount the Company could raise from this offering, after commissions and all other expenses, would be $4,419,998.

The table below shows how proceeds from this offering would be used for scenarios where Internet Stock Market Resources sells various amounts of the Units. Although the Company intends to use the proceeds of this offering in the manner presented below, management may spend the funds differently if it so chooses.

Percent of Total Units Offered    25%         50%         75%         100%
Units Sold                      208,334     416,667     625,000      833,333
Gross Proceeds from Offering $1,250,004  $2,500,002  $3,750,000   $4,999,998
Less:  Offering Expenses         20,000      40,000      60,000       80,000
Net Proceeds from Offering   $1,230,004  $2,460,002  $3,690,000   $4,919,998
Use of Net Proceeds
    Salaries                 $  124,000  $  247,000  $  369,000   $  492,000
    Equipment & Software          75,000     75,000      75,000       75,000
    Acquisitions                 900,000  1,876,000   2,813,000    3,750,000
    Marketing                    123,000    246,000     369,000      492,000
    Working Capital                8,004     16,002      64,000      110,998
Total Use of Proceeds        $ 1,230,004 $2,460,002  $3,690,000   $4,919,998

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                                      12

                        DETERMINATION OF OFFERING PRICE

Internet Stock Market Resources set the price of the Units in this offering arbitrarily. There is no relationship between the price of these Units and any standard or accepted method of valuation. The offering price bears no relationship to the Company's assets, sales, book value, or other generally accepted criteria of value.

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                                      14

                                   DILUTION

The following table shows the difference between the shareholders' equity before and after this offering. The table assumes that various percentages of the Units offered in this Prospectus are sold, and calculates net book value per share from the basis of May 31, 1999 (the date of last audit).

                                Shares   Ownership      Net Book     Dilution
                                         Percentage      Value
If 25% of the Units are sold
Existing Shareholders            719,777  17.8%         $ (631,639)
New Investors                  3,333,333  82.2%         $4,999,998   $ 0.44
Offering Costs                                          $ (580,000)
Total                          4,053,109 100.0%         $3,788,359   $ 0.44
If 50% of the Units are sold
Existing Shareholders            719,777  17.8%         $ (631,639)
New Investors                  3,333,333  82.2%         $4,999,998   $ 0.44
Offering Costs                                          $ (580,000)
Total                          4,053,109 100.0%         $3,788,359   $ 0.44
If 75% of the Units are sold
Existing Shareholders            719,777  17.8%         $ (631,639)
New Investors                  3,333,333  82.2%         $4,999,998   $ 0.44
Offering Costs                                          $ (580,000)
Total                          4,053,109 100.0%         $3,788,359   $ 0.44
If 100% of the Units are sold
Existing Shareholders            719,777  17.8%         $ (631,639)
New Investors                  3,333,333  82.2%         $4,999,998   $ 0.44
Offering Costs                                          $ (580,000)
Total                          4,053,109 100.0%         $3,788,359   $ 0.44

As the table above shows, each share offered here would be immediately diluted in net book value from $1.11, or 74.0%, if 25% of the Units are sold, on down to $0.44, or 29.3%, if all of the Units are sold. In aggregate, if 25% of the Units are sold, the adjusted book value per share of Common Stock will be about $0.77; if all the Units of this offering are sold, the adjusted book value per share of Common Stock will be about $1.06. Net book value per share is total assets minus total liabilities, divided by the number of shares outstanding. The following table shows the dilution another way:

Percent of Total Units Sold
Offering price                     $1.50      $1.50      $1.50      $1.50
Net book value per share
   as of May 31, 1999              ($0.88)    ($0.88)    ($0.88)    ($0.88)
Net book value per share
   after the offering              $0.39      $0.77      $0.95      $1.06
Per share dilution to new
   investors                       $1.11      $0.73      $0.55      $0.44

The calculations above all start with the number of Common shares of 719,777 that were outstanding on November 17, 1999.

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                                      16

                           SELLING SECURITY HOLDERS

There are no selling security holders in this offering.

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                                      18

                             PLAN OF DISTRIBUTION

Internet Stock Market Resources intends through this offering to sell up to 833,333 Units at $6.00 per Unit.
* A Unit is four shares of Common Stock of plus one Class A Preferred Stock share.
* Each Preferred share may be exchanged for two shares of Common Stock for a payment of $2 for one year from the issue date.
* After one year, the conversion price will be the bid price for two shares of ISMR Common Stock.

This offering is made on a basis sometimes called "best efforts." This means that the Company (and any participating broker/dealers who agree to help) will do its best to sell all 833,333 Units during the offering period, which will be 180 days from the date on the cover of this Prospectus. However, even if all of the Units do not get sold during the 180 days, the Company will keep the proceeds raised. (This basis is different from the one where a company has to sell a specific amount of its securities during an offering period.) Since no minimum number of Units have to be sold in this offering before ISMR can use proceeds, there is no escrow account for the deposit of investors' funds, and no funds will be returned just because all of the Units offered are not sold.

As of the date of this Prospectus, the Company plans to sell the Units of this offering through its own officers and directors. In other words, Internet Stock Market Resources will be acting as its own selling agent for the offering. This is called a "self-underwritten" offering. No broker or dealer has been retained or is under any obligation to buy or to sell any Units. ISMR officers and directors will contact prospective investors through direct, personal meetings and telephone calls to people they know. All such meetings and other contacts will include an invitation to receive a copy of this Prospectus. The Company does not plan to do any general solicitations and will not accept any subscription unless the subscriber has already received a Prospectus.

After the Securities and Exchange Commission grants Internet Stock Market Resources an effective date, the Company may find an underwriter for this offering. If one is found, ISMR will file a post-effective amendment to the registration statement of which this Prospectus is a part. Such an amendment would include the necessary information about the underwriter, what the underwriter will do, and what it will charge as far as commissions and other fees. If an amendment of this kind is filed, the Company will have to stop the offering until the Commission has given its permission to proceed under the new underwriting arrangement.

Internet Stock Market Resources' own officers and directors cannot be paid any commissions or special fees for the Units they sell. The Company will allow selected broker-dealers who are members of the National Association of Securities Dealers to sell Units, too; if any Units are actually sold by such broker-dealers, or by an underwriter if one is retained, then ISMR will pay commissions of up to 10% of the gross proceeds from the sales of those Units. In addition, for each 83,333 Units sold by an underwriter or broker-dealer, that underwriter or broker-dealer will receive 10,000 shares of Class A Preferred Stock. Any stock issued for commissions would be "restricted," meaning that it would not be freely tradable because it is not part of an effective registration statement or a qualifying exemption. Eventually, the stock could become freely tradable, but only when it had met specific conditions laid out in Rule 144 of the amended Securities Act of 1933 or when it was included in a future registration statement. Commissions will be paid only after each investor's three-day rescission period has passed.

The proceeds table in the "Use of Proceeds" section of this Prospectus is based on the assumption that no commissions will be paid; that will be the case only if the Company itself sells all of the Units. Should brokers sell all 833,333 Units, the Company will receive $4,499,998.20 in proceeds from this offering (833,333 Units at $6.00 per Unit - $0.60 per Unit commission). Should the Company sell some, but not all of the Units on its own, with the remainder being sold by others, ISMR's net proceeds will be more than $4,499,998.20 but less than $4,999,998.

To subscribe for Units, an investor must complete, execute, date, and deliver to the Company a subscription agreement including the purchase price in check or money order payable to "Internet Stock Market Resources, Inc." A copy of the subscription agreement is provided with this Prospectus.

The Company reserves the right to reject any subscription in its entirety, or to allocate Units among subscribers. If any subscription is rejected, the funds included for that subscription would be returned to the subscriber without interest or deduction. Internet Stock Market Resources might reject a subscription in its entirety for one or more reasons:

* If a subscriber were a resident of a state in which this offering has not been registered, the Company would reject the subscription;
* ISMR may determine that a subscription - either on its own or in conjunction with subscriptions from related investors - constitutes an acquisition of a controlling interest that has not been executed in the manner prescribed by applicable securities laws; or
* The Company may deem that the investment is not suitable for the investor, or that the manner in which the investor was solicited was in some way inappropriate.

The above reasons are not the only ones ISMR might have for rejecting a subscription in its entirety, but they are the ones the Company believes are the most likely to occur.

As stated above, Internet Stock Market Resources might have to allocate shares among subscribers. As far as the Company can foresee, there are two reasons this might happen:

* The issue might get "oversubscribed;" that is, at some point during the offering, subscriptions for more than 833,333 Units are received. If that happens, the Company will take the subscriptions that have arrived on the business day that oversubscription occurs and allocate remaining Units available, on a pro rata basis, among these last subscribers; or
* If separate but related persons subscribe, and the Company determines they are a "control" entity when considered as a group, ISMR might allocate a limited number of Units among the individual investors of the group.

Internet Stock Market Resources Common Stock is listed on the Over-the-Counter
(OTC) Electronic Bulletin Board Service of the National Association of Securities Dealers under the trading symbol "ISMR." Firms making a market in ISMR Common Stock include Sharp Capital, Weinn Securities, Hill Thompson Securities, and Paragon Securities.

Internet Stock Market Resources is a "reporting company" and is required to make periodic filings on Forms 10-KSB and 10-QSB with the Securities and Exchange Commission. The Company's filings are current, but failure to stay current, or to make required filings when they're due, would constitute grounds for being de-listed. In general, ISMR must comply with all applicable provisions of the Securities Exchange Act of 1934 to maintain its stock listing. The Company voluntarily sends its shareholders annual reports. Internet Stock Market Resources is also published in the Corporation Record of Standard & Poor's.

                                 LEGAL MATTERS

No legal proceedings are pending or threatened to which Internet Stock Market Resources, Inc. is a party. An opinion with regard to this offering is provided by the Company's special counsel, Thomas R. Todd, Jr., Esq., P.O. Box 88519, Atlanta, Georgia 30356; telephone number (404) 630-7100. The Company's Registered Agent is Anastasios Kyriakides, 405 Central Avenue, 102 Lobby Level, St. Petersburg, Florida 33701.

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                                      22

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Internet Stock Market Resources' Directors and executive officers are as follows:

Internet Stock Market Resources' Directors and executive officers are as follows:

                                                            Term    Period
Name                   Age  Other Office Held              (Years)  Served
---------------------  --   -----------------------------  -------  ---------
Anastasios Kyriakides  54   Chairman/Director/Secretary      One    12 years
Budd Morris            53   President/Director               One    11 months
Caroline Latta         45   Vice President/Director          One    11 months
Chad Morris            26   Asst. Vice President/Director    One    11 months

The members of the Board of Directors are elected for a one-year term by the shareholders at each annual meeting. Officers are appointed by the Directors for a one-year term at each annual meeting, or until otherwise replaced by the Board of Directors. No director of currently receives compensation from, or has a compensation agreement with, the Company in his or her capacity as a Director. Below is more information about the officers, directors, and other key employees.

BUSINESS EXPERIENCE OF OFFICERS AND DIRECTORS
Experience during the last five years Anastasios Kyriakides is the Chairman and Secretary of the Board of Directors of the Company. Mr. Kyriakides received the degree Bachelor of Science in business from Florida International University in 1989; in 1997, he received a degree in investment banking from the American Institute of Banking. Mr. Kyriakides has extensive experience in the field of investment banking and venture capital.

* From 1989 to the present, Mr. Kyriakides has consulted for numerous companies in the areas of banking, travel, and electronics.
* In 1994, Mr. Kyriakides became the Chairman of Montgomery Ward Travel, a company created to provide full travel services to eight million Montgomery Ward customers and credit card holders; he served in this capacity from 1994 to 1996.
* Mr. Kyriakides had previously organized the successful start-up of Seawind Cruise Line in 1990; there, he was the founder, and later, the Chairman, CEO, and Secretary until 1994.
* In 1984, Mr. Kyriakides founded Regency Cruise Line and served as its Chairman and Secretary until 1987.
* In 1983, Mr. Kyriakides founded the Mylex Corporation to develop and produce the world's first hand-held optical scanner and VGA card for personal computers. As the President and Chairman, Mr. Kyriakides guided Mylex from its beginning as a private company to its becoming a public company traded on the NASDAQ under the stock symbol MYLX.

Mr. Kyriakides divides his working time between his duties to Internet Stock Market Resources and certain other business ventures in which he is engaged. The majority of his business hours are spent either at the offices of ISMR doing Company business or are spent working on Company matters outside of the office. He estimates that he spends on average approximately sixty hours per week engaged in work for Internet Stock Market Resources, Inc. He receives no compensation for his efforts although he has been the beneficiary of Company stock.

Mr. Kyriakides is the owner of the Common Stock of the on-line brokerage firm NowTrade, Inc.

Budd Morris is the President, Treasurer, and Chief Executive Officer. He is a member of the Board of Directors. Budd Morris attended Southern Colorado State College during the late 1960s.
* Budd Morris was employed by American Stores, Inc. where he served in upper management; from 1987 to 1992, Jewel Osco of Florida, a subsidiary of American Stores employed Mr. Morris as its Executive Vice President and Officer.
* In 1993, Budd Morris left American Stores to become Director of Marketing for Cellular One, a division of McCaw Telecommunications, Inc.
* From 1995 to 1997, Mr. Morris was Regional Sales and Operations Manager of LIM Imports Corporation.
* In February of 1997, he was appointed President of Internet Stock Exchange Corp. (the former name of Internet Stock Market Resources, Inc.). Initially, his primary responsibilities were to develop sales collateral, staffing, material, marketing, and alliances, as well as to carry out other managerial duties. In January of 1999, Mr. Morris was appointed Chief Executive Officer and Treasurer while retaining the office of President. His duties now include monitoring strategic operations, controlling marketing alliances and expenses, and other duties traditionally performed by the President and Chief Executive Officer of a public company.

Budd Morris is a full-time employee and his compensation is entirely commission-based. There is no written compensation or employment agreement with him.

Caroline Latta is a Vice President and Chief Financial Officer. She is a member of the Board of Directors. Ms. Latta attended Drury College in Springfield, Missouri until 1970.
* Before her current position, Ms. Latta co-owned and operated Passport Gateway Magazine, an upscale tourist publication.
* For three years, she was a mortgage broker consultant for Northern Funding Group, a not-for-profit funding organization.
* Most recently, Ms. Latta served as a consultant for Internet Stock Market Resources, Inc. from March of 1997 until her appointment to the office of Vice President of Sales and Marketing. Her duties include marketing the Website and consulting with principals of public companies needing
Internet exposure.

Ms. Latta was promoted to the office of CFO in January of 1999; her duties now include budgeting, disbursements, and accounting procedures, as well as such other duties as she has carried since she began her professional relationship with ISMR.

Ms. Latta is a full-time employee and her compensation is entirely commission-based. There is no written compensation or employment agreement with Ms. Latta.

Chad Morris is an Assistant Vice President and Chief Operating Officer. He is a member of the Board of Directors. Chad Morris is a recent graduate of the Florida State University, having earned the degree Bachelor of Science in Social Sciences.
* Chad Morris was the Financial Officer for a not-for-profit organization, Kappa Alpha Order, from January of 1995 through May of 1997.
* A private technology company, Aerotek Inc., employed Chad Morris in the capacity of Technical Contracts Manager from 1997 through December of 1998.

* Internet Stock Market Resources employed Chad Morris in January of 1999 as Chief Operating Officer; his duties include sales, marketing, and operations.

Chad Morris is a full-time employee and his compensation is entirely commission-based. There is no written compensation or employment agreement with him.

None of the Company's officers and directors serves as an officer or director of another public corporation.

FAMILY RELATIONSHIPS AMONG OFFICERS AND DIRECTORS
Caroline Latta and Budd Morris are married. Chad Morris is their son.

CERTAIN SIGNIFICANT EMPLOYEES
The Company currently has no non-officer employees.

PROMOTERS
There are, at the date of this Prospectus, no promoters of this Issue. The Company may, however, retain the services of an underwriter. Such a relationship would be the subject of an amendment to this Prospectus.

CONTROL PERSONS
M.C.K. Marine Enterprises, Inc., a Liberian corporation, is a "control person" of Internet Stock Market Resources, Inc. Anastasios Kyriakides has a controlling interest in M.C.K. Marine Enterprises, Inc.

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                                      26

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table displays the security ownership of Internet Stock Market Resources beneficial owners and managers as of November 17, 1999.

                Name and Address            Amount and Nature
Title of Class  of Beneficial Owner         Beneficial Ownership    Percent
--------------  --------------------------  --------------------    -------
Common          M.C.K. Marine Enterprises*
                c/o Anastasios Kyriakides
                204 37th Ave., Suite 332
                St. Petersburg FL 33704      49,333                   6.85%

Common          Anastasios Kyriakides
                204 37th Avenue, Suite 302
                St. Petersburg FL 33704     222,223                  30.87%
                                            -------                  ------
                                            271,556                  37.73%

* Anastasios Kyriakides controls M.C.K. Marine Enterprises.

As a group, the officers and directors beneficially own approximately 271,556 shares at November 17, 1999.

There have been no changes in control of the Company during the past two years.

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                                      28

                          DESCRIPTION OF SECURITIES

Common Stock
Internet Stock Market Resources has authorized 50,000,000 shares of Common Stock, with a par value of $0.0001 per share, and has also authorized 10,000,000 shares of Preferred Stock, with a par value $0.01 per share. There are 777,719 shares of Common Stock issued and outstanding, and there are no shares of Preferred Stock are issued.

Preferred Stock
The Board of Directors has designated 933,333 of the Company's Preferred Stock as "Class A Preferred Stock." Of these, 833,333 Class A Preferred Stock shares are included in the Units offered in this Prospectus. (The remaining 100,000 of the 933,333 designated as Class A Preferred Stock are reserved as additional compensation for broker-dealers who sell Units of this offering.) The main features of the Class A preferred shares are as follows:

* Each Class A Preferred Stock share is convertible into two shares of ISMR Common Stock.
*   For one year from the issue date, the conversion price is $2.
* After one year, the conversion price is the market bid price for two shares of ISMR Common Stock.
* The market bid price to be used otherwise in calculation of conversion price is the bid price at 4:00 p.m. on the previous business day on the national exchange on which ISMR Common Stock trades.
* The "previous day" will be the day prior to notification via United States Postal Service.
*   Class A Preferred Stock has no voting rights.
* Other than liquidation rights to the extent of par value, which is $0.01 per share Preferred, the Class A Preferred Stock has no preemptive or other special rights unless granted by law or statute.
*   Class A Preferred Stock has no rights to dividends of any kind
* The Board of Directors can declare a Class A Preferred Stock dividend if it wishes to, but if it does declare such a dividend, that does not mean the Class A Preferred Stock has any right to dividends after that.
* If any part of the designation of the Class A Preferred Stock is held invalid (by a court, for example), the rest of the class's designation is still valid.

Units
The Units in this offering are each composed of four shares of Common Stock and one share of Class A Preferred Stock.

                                      29
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                                      30

                     INTEREST OF NAMED EXPERTS AND COUNSEL

None of the experts named in this Prospectus owns any of Internet Stock Market Resources' securities.

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                                      32

      DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES
                               ACT LIABILITIES

Internet Stock Market Resources has no insurance or other instrument of indemnity against liability under the amended Securities Act of 1933. The Company has taken the general position that the Securities and Exchange Commission considers such indemnification not in the public interest.

                                      33
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                                      34

                    ORGANIZATION WITHIN THE LAST FIVE YEARS

Operating under the name Trans America Enterprises, Inc., the Company became a public entity when, in 1989, it filed with the United States Securities and Exchange Commission a registration statement on Form S-18. On February 9, 1989, it was merged with Sea Venture Cruises, Inc., a close, Delaware corporation, in a tax-free reorganization that resulted in the re-domiciling of the corporation from Texas to Delaware. Trans America Enterprises, Inc., the surviving corporation of the merger, changed its name to Sea Venture Cruises, Inc., and conducted business under that name until early 1998.

Because the Company was unsuccessful in the cruise business, it started looking for a merger partner in a new line of enterprise. After determining that substantial opportunities existed in the burgeoning area of Internet information services, ISMR's controlling shareholder began to develop a separate, private, Florida corporation called Internet Stock Market Corp., which was engaged in providing information on the World Wide Web through a Website with the URL (Universal Resource Locator, or "Web address") http://www.InternetStockExchange.com. That Web address was later revised to www.InternetStockMarket.com. On March 26, 1998, the Company's name was changed to Internet Stock Exchange Corp. by an amendment to the Articles of Incorporation. On April 14, 1998, ISMR executed a reverse-split of all shares of its Common Stock on a one-for-one-thousand (1-for-1000) basis, with fractional shares being canceled. This reverse-split resulted in the total number of shares issued and outstanding becoming 487,001.

On August 17, 1998, the Company changed its name to Internet Stock Market Resources, Inc. and subsequently announced that it had merged with the private, closely held Florida corporation Internet Stock Market Corp. The financial statements of the Surviving Corporation presented in this Prospectus (and in periodic filings with the S.E.C.) reflect the financial effect of the merger as if it were similar to a "pooling of interests" because of common ownership and control. The effective date of the merger coincides with the first day (September 1, 1998) of the second quarter of ISMR's fiscal year that began on June 1, 1998 and ended on May 31, 1999.

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                                      36

                            DESCRIPTION OF BUSINESS

PRINCIPAL PRODUCTS OR SERVICES AND THEIR MARKETS
Internet Stock Market Resources is in the business of providing business and advertising information on the Internet about client companies. The information posted is provided by the companies, and may include information about their goods and services as well as other information. End users are also able, through the Website, to hyperlink to other information services that carry data about a specific client company; these hyperlinks include the Securities and Exchange Commission's EDGAR database, PR Newswire, the client company's own Website, etc.

DISTRIBUTION METHODS OF PRODUCTS OR SERVICES
ISMR provides its primary service by taking information provided by client companies and preparing it in such a manner that it is viewable by Internet users with industry-standard Internet browsers like Microsoft Internet Explorer and Netscape Navigator. The preparation process generally entails translating the client company's information into hypertext markup language
(HTML). In the case of a client that elects for the more expensive "banner listing," the HTML will be supplemented with client company-provided graphics formatted in one of the industry standards of GIF or JPEG. All client companies are presented, alphabetically by industry, in the "Listed Members" section of the ISMR Website, where end users visit to review a company by name and by graphic (when applicable) and then hyperlink to more detailed information if desired.

The more detailed information consists of a selection including a core, summary profile, as well as (again, where applicable) EDGAR database information, PR Newswire press releases from ISMR, etc. Internet Stock Market Resources supports its Website complex with its own server.

STATUS OF ANY NEW PUBLICLY ANNOUNCED PRODUCT OR SERVICE
ISMR has not publicly announced any new services, although the Website's front page has a hyperlink button to an on-line trading service.

SOURCES AND AVAILABILITY OF RAW MATERIALS AND THE NAMES OF PRINCIPAL SUPPLIERS Internet Stock Market Resources' business does not rely on raw materials in the traditional sense, other than the human resources required for maintenance of the Website complex; it does, however, depend upon access to telephonic communications lines for the transmittal of data, primarily under hypertext transfer protocol ("http"), as well as for communications by voice and data with customers. The Company's primary long distance carrier is AT&T.

PATENTS, TRADEMARKS, LICENSES, FRANCHISES, CONCESSIONS, ROYALTY AGREEMENTS OR LABOR CONTRACTS, INCLUDING DURATION
Internet Stock Market Resources holds no patents, licenses, franchises, concessions, or royalty agreements, and has no labor contracts. The Company has applied to the U.S. patent Office for a trademark on the name "Internet Stock Market" (Application No. 75/422259).

NEED FOR ANY GOVERNMENT APPROVAL OF PRINCIPAL PRODUCTS OR SERVICES Government approval for the Company's products and services is not currently required.

COMPETITION
The corporate information storage and retrieval aspect of the Internet is intensely competitive, with entities of all sizes offering Internet exposure for corporate clients, and offering end users a variety of types of information. The well-known search engine companies like Yahoo! and AltaVista offer end users access to company information via hyperlinks to the companies' own Websites. There are also hyperlinks to private and public repositories of corporate information such as, in the private case, the National Association of Securities Dealers' Website complex, which consists of pages for Disclosure, Inc., OTC, etc., and, in the public case, the Securities and Exchange Commission's massive EDGAR database. Further, a number of Websites featuring corporate information profiles, stock guides and tips, and investment advice are appearing each month. The result of this competition is that end users of the Internet have available to them a huge array of information resources from which to select. The result for ISMR, which is and has been attempting to carve out a profitable niche in the business, is that it must offer to interested Internet users features of such magnitude as to attract them in such numbers that prospective clients will pay ISMR to be profiled on the Website complex. There is no assurance that Internet Stock Market Resources will not be overwhelmed by competitors offering similar, or possibly even better, corporate information access, and at prices to clients below what ISMR charges.

EFFECT OF EXISTING OR PROBABLE GOVERNMENTAL REGULATIONS ON THE
BUSINESS
The Internet itself is largely unregulated. The Company expects that federal and state regulations might be enacted in the future, but the extent and type of such regulations are unknown. Also see Risk Factor Number 5.

AMOUNT SPENT DURING EACH OF THE LAST TWO FISCAL YEARS ON RESEARCH AND DEVELOPMENT ACTIVITIES
Internet Stock Market Resources does not generally become involved in research and development.

COSTS AND EFFECTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS (FEDERAL, STATE AND
LOCAL)
Environmental laws do not materially affect the Company.

NUMBER OF TOTAL EMPLOYEES AND NUMBER OF FULL TIME EMPLOYEES
Internet Stock Market Resources currently has four individuals who receive compensation:
*   President and chief executive officer Budd Morris,
*   Vice President and chief financial officer Caroline Latta,

*   Vice President and chief operating officer Chad Morris.

These officers earn compensation through commissions; presently, they are all paid as independent contractors, although the Company will convert them to statutory employees on January 1, 2000.

Anastasios N. Kyriakides, the only director who is not currently an officer, receives no monetary compensation from ISMR; however, the Company will begin paying him a salary as an employee at some time in the near future.

CYCLICALITY OF THE INDUSTRY
General public use of the Internet has developed within the past five years. As such, the industry has not experienced a recession yet. Hence, there is no empirical data on the industry's sensitivity to the business cycle. Nevertheless, management of ISMR assumes that the Internet industry in general, and Internet Stock Market Resources in particular, will experience a decline in revenues during a recessionary phase of the economic cycle. To the extent that the Company is dependent on payments from its business clients, many of which are in other industries, ISMR's revenues may be eroded, possibly severely, by any economic downturn's effect on clients' revenues. Further, the Company has not experienced any cyclical nature in the business as yet.

ECONOMIC DEPENDENCE
Internet Stock Market Resources has no single source for 10% or more of its revenues and does not expect any such relationship to develop in the near future.

RECENT DEVELOPMENTS
Through the end of the current fiscal year, Internet Stock Market Resources had largely conducted business in the normal course, having added three to four new clients per month to its "listed members" service. The Company has also been laying the groundwork for the acquisition of several closely held, going concerns with the intent of making them wholly- or partially-owned subsidiaries. Subsequent to the May 31, 1999, fiscal year end, ISMR had entered into a letter of intent to acquire a company, described below and in the Notes to the Financial Statements presented later in this Prospectus.

YEAR 2000 ISSUES
The year 2000 (Y2K) issue results in certain computer systems and software applications that use only two digits (rather than four) to define the applicable year. Consequently, such systems and applications may recognize a date of "00" as the year 1900 instead of the intended year 2000; this could directly result in a system failure or miscalculations causing disruption of operations, including, among other things, a temporary inability to process clients' transactions, order supplies, or engage in similar, normal business activities. Internet Stock Market Resources has conducted an initial assessment of its computer system and software applications and believes that the systems will be Year 2000 compliant. The Company has been communicating with key suppliers, financial institutions, and clients during 1999 to identify, coordinate, and resolve any Y2K issues that might arise from these constituencies. Based on Company management's initial assessment, the Company believes the cost of addressing the Y2K issue will not have a material impact on ISMR's financial position or results of operations.

The Securities and Exchange Commission has asked public companies to disclose four general types of information related to Year 2000 preparedness:

*   State of readiness;
*   Costs;
*   Risks; and
*   Contingency plans.

Accordingly, the Company is including the following discussion in this Prospectus, in addition to the Year 2000 disclosures previously filed in Internet Stock Market Resources' periodic S.E.C. reports.

State Of Readiness
All equipment and computer systems currently used in-house are believed to be Y2K compliant. Most of ISMR's vendors are large companies and ISMR expects that these companies will be Y2K compliant, too. However, ISMR has not received written notification from all vendors affirming their Year 2000 compliance. Therefore, there is no assurance that the systems of other companies with which ISMR does business are or will be Y2K compliant. None of the Company's systems interface directly with any third-party vendors, except for Internet services, and Company management has been informed that those systems are Year 2000 compliant. None of ISMR's services is believed to be subject to Year 2000 compliance, and the Company does not expect to incur any liability in this area; however, the failure on the part of vendors, or other companies with whom ISMR transacts or may transact business, to be Y2K compliant on a timely basis may have an adverse impact on ISMR's operations.

Costs
The total cost to Internet Stock Market Resources of Year 2000 compliance activities has not been and is not anticipated to be material to the Company's financial position or results of operations in any given year. Company management estimates the total costs of addressing the Year 2000 issue to be less than $10,000. These total costs are based on management's best estimates. There are no guarantees that these estimates are realistic: actual results could be different, possibly higher. ISMR plans to inventory sufficient quantities of supplies from outside suppliers to be capable of operating for several months should third parties incur Y2K problems. The cost of increasing the supply levels is not expected to exceed $5,000, and any excess purchases will be paid from available cash, or will simply not be purchased. Any costs associated with the Year 2000 issue will be expensed as incurred. The amount expensed to date has been immaterial.

Risks
Internet Stock Market Resources uses computers and software in various aspects of its business, principally Internet access, billing and accounting. The Company's management believes that its computers and software comply with the Y2K standards. ISMR does not expect any material adverse impact on operations because of Y2K-related problems. However, as discussed above, ISMR is also exposed to the risk that one or more of its clients, suppliers, or vendors could experience Year 2000 problems that could affect the ability of such clients to transact business or such suppliers or vendors to provide goods and services. Although this risk is lessened by the availability of alternate suppliers, the disruption of certain services, such as utilities, could - depending on the extent of the disruption - potentially have a material adverse impact on ISMR's operations.

Contingency Plans
Internet Stock Market Resources is in the process of identifying and developing contingency plans for any problems that might be experienced by suppliers, clients, or vendors. This includes identifying alternate suppliers.

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                                      42

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

For Internet Stock Market Resources' Fiscal Year Ending May 31, 1999 ISMR's revenues for the 12 months ending May 31, 1999 ("fiscal 1999") were $214,175 against revenues of $382,775 for the 12 months ending May 31, 1998 ("fiscal 1998"), representing a decline of 44%. Much of the better results for fiscal 1998 were because of revenues earned from some one-time services ISMR performed during fiscal 1998 and to virtually no revenue being earned during part of the third quarter of fiscal 1999. That collapse of revenues was the result of the Company's suspension of sales activities during a regulatory investigation that resulted in no findings adverse to the Company. This temporary halt to new business development was overcome in fiscal 1999's fourth quarter as continuing clients remained with ISMR while new clients were being added at the rate of approximately three to four per month. From fiscal '98 to fiscal '99, operating expenses declined by only 13.3%, reflecting certain fixed costs of operations that did not drop when revenues did. Company management believes that, as operating revenues grow, total expenses will also do so, but at a lower rate.

Total cash balances declined 22.1% from their year-previous levels. At fiscal year-end 1998, almost one-third of ISMR's total cash was in restricted form (i.e., earmarked for a specific purpose, and not available for general use); therefore, considering only cash available for general purposes, the Company's cash balances increased by 14.2% over fiscal year-end-previous levels, meaning somewhat better liquidity for day-to-day needs at the end of fiscal year 1999. The elimination of the restricted cash balance was the main cause of the decline of 22.4% in current assets from the level at the end of the Company's previous fiscal year, and this single, dominating effect carried over to the total assets, as well.

With respect to current liabilities, a sharp decline in the current portion of a note payable to a stockholder contributed a lot to a drop of 55% from the level at the end of the previous fiscal year. Management is encouraged by the improvement in the Company's current ratio (current assets divided by current liabilities, used as a measure of ability to cover short-term obligations with liquid assets) to 0.58 at fiscal year-end 1999 from 0.34 at fiscal year-end 1998. Coupled with continuing retirement of the outstanding long-term note payable, total liabilities have fallen year-over-year by 34.3%, marking what Company management feels is a significant reduction in overall risk.

From fiscal year-end 1998 to fiscal year-end 1999, ISMR's total deficiency in assets fell by approximately 37%, giving management reason to believe that the entirety of that asset deficiency can continue to decrease.

With respect to cash flows, the Company's operating activities used net cash of more than $102,000 during the fiscal year 1999, while operating activities provided almost $96,000 during the preceding fiscal year. This is the result, among other, lesser factors, of ISMR's aggressive reduction in accrued liabilities, as well as a $136,000 rise in deferred income, the second factor being the result of changes in the recognition of sales revenues.

Internet Stock Market Resources has embarked on an aggressive plan of expansion involving two separate, but related, parts. First, it is fully the intention of management to continue to develop new clients for the Company's flagship business information Website while maintaining the existing "listed members" base. This component of Management's plan requires the active, on-going efforts of the executive officers acting in their capacities as producers, making prospective new clients aware of the benefits of the ISMR Website portal at the same time as providing a high level of service and responsiveness to current clients. The second part of Internet Stock Market Resources' business model involves acquiring other going concerns to become subsidiaries. Although management is looking for acquisitions within the Company's areas of expertise, ISMR has made overtures to a variety of potential holdings. It is management's intention to use a group of financing vehicles to acquire subsidiaries: among these may be Company cash, debt, and/or equity securities. To the end of having cash available for acquisitions, Internet Stock Market Resources is making this offering of securities.

EFFECTS OF INFLATION
Company management believes that ISMR's revenues and results of operations have not been significantly affected by inflation during the three years ended May 31, 1999. The economy's overall low inflation rates at both the producer and consumer levels have been reflected in Internet Stock Market Resources' business and its industry.

GOING CONCERN
Internet Stock Market Resources has suffered recurring losses from operations and at May 31, 1999, had a working capital deficit and a deficiency in assets. These and other factors raise doubt about the Company's ability to continue as a going concern without additional capitalization. The attached financial statements do not include any adjustments that might result from the outcome of this uncertainty.

LIQUIDITY AND CAPITAL RESOURCES
Management has decided to address the Company's financial situation by the following:

* A sale of $72,000 additional shares of Common Stock, as part of ISMR's foreign private placement, was completed in July of 1999.
* A note payable to a stockholder has been restructured and will not be satisfied until the Company has an acceptable level of working capital.
*   This offering is expected to generate up to $5,000,000 from the public.
* Acquisition of at least two, possibly four, additional companies in the computer and Internet fields for a better vertical integration and to spread general and administrative costs over a broader base. In that regard, letters of intent have been signed, and ISMR is in the process of drafting agreements and performing its due diligence.
*   Increased promotional expenditures in an effort to increase revenues.

Subsequent to the end of the May 31, 1999 fiscal year, Internet Stock Market Resources announced that it had entered into a letter of intent with the private, close corporation Delcor Industries, Inc., which manufactures and assembles electronic components. The proposed acquisition involves the use of both cash and long-term debt of ISMR. Consummation of this acquisition is based on raising sufficient capital from this offering.

Management further notes that negotiations for the acquisition of other firms are on going at this time.

For Internet Stock Market Resources' Three-Month Period Ending August 31, 1999 First, readers of this Prospectus are cautioned that, while the Management Discussion and Analysis above was based on audited financial statements, the discussion below is for financial statements that are unaudited. While Company management does not believe that the quarterly financials are unreliable, they have not been subject to the independent review of ISMR's auditing firm.

Revenues for Internet Stock Market Resources' first quarter (June 1 to August
31) of fiscal 2000 (the year from June 1, 1999 to May 31, 2000) were 151,091; this is an increase of 210% over revenues for the first quarter of the previous fiscal year. Company management attributes the majority of this increase to ISMR's aggressive strategy of acquiring new clients for the core business as an Internet portal for displaying information about emerging companies. Additions to the Company's book of business have given ISMR a number of opportunities to provide news releases about clients; these, in turn, have brought the Company's services to the attention of even more prospective clients.

While revenues increased by more than 200% over the prior year's first quarter, expenses grew by less than 4.55%, reflecting the previous dominance of fixed costs of operation that have now been overcome by increasing revenues and by the relatively modest impact of the Company's variable costs. The Company's management believes that - provided revenues can be sustained and increased quarter over quarter - increases in expenses will not be enough to decrease profitability for the near future. Year over year, the most significant changes in expenses came in the two distinguishable categories: the first includes bad debts, which rose from no recognition to almost $4,900, and interest, which rose 53% on service load to the note payable; the second includes variable costs typically associated with increasing corporate activity. In this latter category, commissions rose by almost 31%, payroll taxes rose by 236%, salaries and wages rose by 145%, supplies rose by 1048%, and telephone expense rose by 42%. The component of these variable costs attributable to increased compensation to ISMR personnel rose by $13,916; this was offset by a decline of $20,978 in professional fees as the Company used its own personnel to carry out some duties previously handled by outside professionals. ISMR management knows this trade-off can be carried only to a certain extent, but believes that this gives clear evidence of the success of aggressive expense management policies being instituted internally.

Although net income for the fourth quarter of ISMR's previous fiscal year was positive, this was entirely the result of tax credit effects. The net income for the period just ended is entirely the result of revenues exceeding expenses. Company management sees this as a watershed. Whereas for the fiscal year-previous first quarter, ISMR had a net loss of more than $26,000, it has now achieved a net income of almost $58,000. On an earnings-per-share basis (and adjusting the year-previous earnings for the effect of a June, 1999 one-for-nine reverse split of all Common Stock shares), ISMR earned $0.089 cents per share for the quarter just ended against a loss of $0.095 for the fiscal year-previous first quarter.

From the previous fiscal year's fourth quarter to the first quarter ended August 31, 1999, total assets decreased from $192,301 to $120,952, a decline of 37%. This drop was almost entirely due to a large decline in net cash from more than $120,000 to a slight overdraft, offset to some extent by a rise of almost $44,000 in accounts receivable. Management is closely monitoring this very tight cash position, and is instituting cash management policies to prevent such short-term illiquidity from showing up again. Current liabilities declined from the previous quarter by 61%, although a substantial portion of this decline, $113,550, is the result of the previous quarter's recognition of the current portion of a note payable; excluding this item, current liabilities declined by slightly less than 31%, although accounts payable rose by almost 80%, to more than $20,000.

As previously noted, ISMR's current ratio continues to improve, rising to 0.80 from the quarter-previous value of 0.58. Nevertheless, the slightly negative cash level at August 31, 1999 should be considered a warning sign on the otherwise-improving current ratio.

From the previous quarter, ISMR's deficiency in assets declined by almost 18%, confirming for the quarter Company management's previous assessments, stated in periodic S.E.C. filings, that the asset deficiency would be steadily decreased, quarter over quarter, until gone. Although at the current rate, the deficiency would be eliminated in approximately five quarters, Company management cautions that a deficiency may remain somewhat longer.

                            DESCRIPTION OF PROPERTY

Until July 31, 2000, Internet Stock Market Resources is committed to lease approximately 1,200 square feet of office space for $1,050 per month at 405 Central Avenue in St. Petersburg, Florida. The office building is approximately 7 years old, and in good condition.

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                                      48

               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On March 15, 1990, the Company issued 49,333 restricted common shares to M.C.K. Marine Enterprises, Inc. in exchange for cancellation of a $1,605,800 loan. M.C.K. Marine Enterprises, Inc. was, and still is, owned and controlled by Company Director, Chairman, and Secretary Anastasios Kyriakides.
As a result of the merger of Internet Stock Market Resources, Inc. and Internet Stock Exchange Corp. - effective on September 1, 1998 (see "DESCRIPTION OF BUSINESS," above) - Company Director, Chairman, and Secretary Anastasios Kyriakides, through affiliate parties, received consideration of 222,222 shares of ISMR's Common Stock plus a $1,000,000 note payable. The terms of repayment of that loan have recently been restructured (described in the Notes to the Financial Statements in the "FINANCIAL STATEMENTS" section, below).

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                                      50

          MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information
The principal United States market in which Internet Stock Market Resources Common Stock is and has been traded is the Over the Counter (OTC) Electronic Bulletin Board Service of the National Association of Securities Dealers
(NASD). ISMR Common Stock began trading in 1989 under the symbol "SVCR" (subsequently changed to "ISMR"). Through December 1, 1999, the high sales price was $5.00 (adjusted for all stock splits) and the low sales price was $0.0001. Market makers in ISMR Common Stock include Sharp Capital, Weinn Securities, Hill Thompson Securities, and Paragon Securities.

The Company's common stock, under the symbol "ISMR," has experienced sales of stock at a high of $3.50 and a low of $0.25.

                                       Year Ended          Year Ended
                                      May 31, 1999        May 31, 1998
                                     High       Low      High       Low
                                     --------------      --------------
                   First Quarter*    2.25*      1.50*    **         **
                   Second Quarter*   3.50*       .87*    **         **
                   Third Quarter*    1.25*       .56*    **         **
                   Fourth Quarter*    .75*       .25*    **         **

*The prices presented above are bid prices which represent prices between broker-dealers and do not include retail marketups and markdowns or any commission to the dealer. These prices may not reflect actual transactions.

** Bid prices during this time period were insignificant.

On November 17, 1999, there were approximately 419 holders of record of Internet Stock Market Resources Common Stock. This number does not include any adjustment for stockholders owning ISMR Common Stock in "street" name.

The stock transfer records of the corporation indicate that, as of November 17, 1999, there were 719,777 Common shares outstanding, of which 496,483 were "free trading" and 223,294 were "restricted."

Internet Stock Market Resources has never paid dividends, and it does not anticipate paying any dividends in the near future; instead, ISMR intends to retain earnings, if any, to provide funds for general corporate purposes and the expansion of business. Florida law restricts the payment of dividends for corporations with a deficiency in assets; however, the $1,000,000 note issued in connection with the merger described above was treated as a distribution.

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                                      52

                            EXECUTIVE COMPENSATION

The following table shows the compensation of officers, directors, and other key personnel for the fiscal years (ending on May 31, respectively) 1997, 1998, and 1999.

                         Summary Compensation Table

                                           Long Term Compensation
                                         ____________________________
        Annual compensation              |      Awards      |Payouts|
_________________________________________|__________________|_______|
(a)       (b)   (c)     (d)     (e)      |    (f)     (g)   |  (h)  |   (i)
Name                           Other     |Restrctd Securtis |       |All Other
and                            Annual    |  Stock Underlying|  LTIP | Compen-
Principal                      Compen-   |Award(s) Options/ |Payouts| sation
Position Year Salary($)Bonus($)sation($) |   ($)    SARs (#)|  ($)  |   ($)
_________________________________________|__________________|_______|_________
 CEO                                     |                  |       |
Budd                                     |                  |       |
Morris   1999     0      0      27,628   |    0       0     |   0   |    0
         1998     0      0      64,587   |    0       0     |   0   |    0
         1997     0      0       N/A     |    0       0     |   0   |    0
         ----                            |                  |       |
Anastas- 1999     0      0        0      |    0       0     |   0   |    0
ios      1998     0      0        0      |    0       0     |   0   |    0
Kyriak-  1997     0      0        0      |    0       0     |   0   |    0
ides                                     |                  |       |
-------------                             |                  |       |

 CFO                                     |                  |       |
Caroline                                 |                  |       |
Latta    1999      0     0      10,068   |    0       0     |   0   |    0
         1998     N/A   N/A        938   |   N/A     N/A    |  N/A  |   N/A
         1997     N/A   N/A       N/A    |   N/A     N/A    |  N/A  |   N/A
-------------                             |                  |       |

 COO                                     |                  |       |
Chad                                     |                  |       |
Morris   1999      0     0      10,350   |    0       0     |   0   |    0
         1998     N/A   N/A      N/A     |   N/A     N/A    |  N/A  |   N/A
         1997     N/A   N/A      N/A     |   N/A     N/A    |  N/A  |   N/A
-------------                             |                  |       |

 Secretary                               |                  |       |
Anastas- 1999      0     0        0      |    0       0     |   0   |    0
ios      1998      0    N/A      N/A     |   N/A     N/A    |  N/A  |  25,000
Kyriak-  1997      0    N/A      N/A     |   N/A     N/A    |  N/A  |    0
ides(1)                                  |                  |       |
                                         |                  |       |
-------------                             |                  |       |

 Other Officers/Directors                |                  |       |
John     1999      0     0        0      |    0       0     |   0   |    0
Bramis   1998      0     0        0      |    0       0     |   0   |    0
 (2)     1997      0     0        0      |    0       0     |   0   |    0
         ----                            |                  |       |
John     1999      0     0        0      |    0       0     |   0   |    0
Karava-  1998      0     0        0      |    0       0     |   0   |    0
siles(3) 1997      0     0        0      |    0       0     |   0   |    0
-------------                             |                  |       |



(1) Anastasios Kyriakides had the title of President until Budd Morris was appointed to the capacity, and had held that title for ISMR's predecessor, Internet Stock Exchange Corp.

(2) John Bramis served as an uncompensated officer and director for approximately the first two quarters of fiscal year 1999, and served similarly for the Company's predecessor, Internet Stock Exchange Corp. In that latter role, he served as uncompensated President.

(3) John Karavasiles served as an uncompensated officer and director for approximately the first two quarters of fiscal year 1999, and served similarly for the Company's predecessor, Internet Stock Exchange Corp. In that latter role, he served as uncompensated President.

Internet Stock Market Resources executive officers currently earn their compensation as independent contractors through commissions on sales. There are currently no contracts with any of the executive officers; moreover, no compensation is provided to any person in his or her capacity as a director, and there is no reimbursement for expenses incurred by directors in their capacities as such.

                     INTERNET STOCK MARKET RESOURCES, INC.

                             FINANCIAL STATEMENTS
                      MAY 31, 1999 and 1998 (audited)
                 and August 31, 1999 and 1998 (unaudited)

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                                      56

Contents                                                           Page
-------------------------------------                          -----------
INDEPENDENT AUDITOR'S REPORT                                       F-1

FINANCIAL STATEMENTS
     Balance Sheets                                                F-2
     Statements of Operations                                      F-3
     Statements of Deficiency in Assets                            F-4
     Statements of Cash Flows                                      F-5
     Notes to Financial Statements                             F-6 to F-11

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                                      58

Dohan and Company                            7700 North Kendall Drive, #204
Certified Public Accountants                 Miami, Florida  33156-7564
A Professional Association                   Telephone:  (305) 274-1366
                                             Facsimile:  (305) 274-1368

Independent Auditor's Report

Stockholders and Board of Directors
Internet Stock Market Resources, Inc.
St. Petersburg, Florida

We have audited the accompanying balance sheets of Internet Stock Market Resources, Inc., as of May 31, 1999 and 1998, and the related statements of operations, deficiency in assets and cash flows for the years then ended. These financial statements are the responsibility of the Company's Management. Our responsibility is to express an opinion on these financial Statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Internet Stock Market Resources, Inc. at May 31, 1999 and 1998, and the results of our operations and our cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 9 to the financial statements, the Company has suffered recurring losses from operations, has a working capital deficit and has a deficiency in assets that raise substantial doubt about our ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 9. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Dohan and Company, P.A., CPA's


July 9, 1999
Miami, Florida


Member:
Florida Institute of Certified Public Accountants
American Institute of Certified Public Accounts - Private Companies and SEC Practice Sections
SC International - Offices in Principal Cities World-Wide

                                                                 [Page F-1]
                                      59
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                                      60

Internet Stock Market Resources, Inc.
Balance Sheets

                                                May 31,            August 31,
                                            1999       1998          1999
                                                                  (Unaudited)
                                         ----------   ----------  -----------
ASSETS

CURRENT ASSETS
Cash and cash equivalents                $  122,786   $  107,653   $       -
Restricted cash                                   -       50,000           -

Accounts receivable, less allowance for
 doubtful accounts of $37,320 and
 $19,493 at May 31, 1999 and 1998, and
 $4,983 at August 31, 1999                   22,343       32,193      76,649
Recoverable income taxes                      5,928            -       5,928
Accrued interest receivable from
 stockholder                                      -        4,920           -
                                          ---------   ----------   ---------
         TOTAL CURRENT ASSETS               151,057      194,766      82,577

PROPERTY AND EQUIPMENT                       40,244       49,973      37,375

DEFERRED TAX ASSET, LESS VALUATION
 ALLOWANCE OF $1,030,376 AND $995,651
 AT MAY 31, 1999 AND 1998,
 AND $995,651 AT AUGUST 31, 1999                  -            -           -

DEPOSITS                                      1,000        1,000       1,000
                                          ---------    ---------   ---------
TOTAL ASSETS                             $  192,301   $  245,739   $ 120,952
                                         ==========   ==========   =========
LIABILITIES AND DEFICIENCY IN ASSETS

CURRENT LIABILITIES
Bank overdraft                           $        -   $        -   $   2,820
Accounts payable                             11,197        8,995      20,152
Accrued and other liabilities                20,998       57,096       4,454
Deferred income                             112,084      124,444      76,235
Current portion of note payable to
   stockholder                              113,550      385,385           -
Other                                         1,146            -           -
                                         ----------   ----------   ---------

        TOTAL CURRENT LIABILITIES           258,975      575,920     103,661

NOTE PAYABLE TO STOCKHOLDER, 6%, DUE
 JUNE 1, 2000                               564,965      678,515     535,991
                                         ----------   ----------   ---------
        TOTAL LIABILITIES                   823,940    1,254,435     639,652
                                         ----------   ----------   ---------
COMMITMENTS AND CONTINGENCIES (NOTE 8)

DEFICIENCY IN ASSETS
Convertible Preferred Stock, $.01 par
 value; 10,000,000 shares authorized;
 none issued and outstanding                     -            -           -
Common Stock;$.0001 par value;
 50,000,000 shares authorized; 586,444
 and 275,333 shares issued and out-
 standing at May 31, 1999 and 1998
 and 719,777 shares issued and out-
 standing at August 31, 1999                    59           28          72
Additional paid-in capital                 505,126    3,458,278     560,074
Deficit                                 (1,136,824)  (4,467,002) (1,078,846)
                                        ----------   ----------  ----------
        TOTAL DEFICIENCY IN ASSETS        (631,639)  (1,008,696)   (518,700)
                                        ----------   ----------  ----------
TOTAL LIABILITIES AND DEFICIENCY IN
   ASSETS                               $  192,301   $  245,739  $  120,952
                                        ==========   ==========   ==========

See accompanying notes.

                                                                 [Page F-2]

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                                      62

Internet Stock Market Resources, Inc.
Statements Of Operations

                                   Years ended             Three months
                                     May 31,                August 31,
                                 1999        1998        1999        1998
                                                           (Unaudited)
                              ----------  ----------  ----------  ----------

REVENUES                      $  214,175  $  382,775  $  151,091  $   48,681
                              ----------  ----------  ----------  ----------
EXPENSES
Bad debts                         35,763      19,493       4,893           -
Depreciation and amortization     11,307       5,553       2,870       2,791
Office rent                       13,482      12,359       4,420       3,370
General and administrative        43,801     105,909      50,867      37,162
Interest                          34,947           -       8,729       5,696
Promotion                          3,375      21,386           -           -
Professional fees                 82,405      51,518      13,759      34,737
Compensation & related taxes      97,890     156,709           -           -
Telephone                         20,668      23,470       7,575       5,319
                              ----------  ----------   ---------  ----------
           TOTAL EXPENSES        343,638     396,397      93,113      89,075
                              ----------  ----------   ---------  ----------
INCOME (LOSS) FROM OPERATIONS   (129,463)    (13,622)     57,978     (40,394)

OTHER INCOME                       1,583       5,332           -           -
                              ----------   ----------  ---------  ----------
INCOME (LOSS) FROM OPERATIONS
 BEFORE INCOME TAXES            (127,880)     (8,290)     57,978     (40,394)

PROVISION FOR INCOME TAXES             -           -      19,368     (14,137)


TAX BENEFIT FROM UTILIZATION
 OF NET OPERATING LOSS
 CARRYFORWARDS                         -            -    (19,368)          -
                              ----------   ----------  ---------  ----------
NET INCOME (LOSS)             $ (127,880)  $   (8,290) $  57,978  $  (26,257)
                              ----------   ----------  ---------  ----------
BASIC NET INCOME (LOSS) PER
 SHARE                        $    (0.32)  $    (0.03) $     .09  $     (.10)
                              ==========   ==========  =========  ==========
WEIGHTED AVERAGE SHARES
 OUTSTANDING                     398,045      275,333    653,111     275,333
                              ==========   ==========  =========  ==========

See accompanying notes.


                                                                 [Page F-3]

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                                      64

Internet Stock Market Resources, Inc.
Statements Of Deficiency In Assets

For the years ended May 31, 1999 and 1998

                                        Additional
                                         Paid-in
                         Shares Amount   Capital      Deficit         Total
Balances May 31, 1997    53,111 $    5 $ 3,454,707 $ (3,458,712) $    (4,000)
Stock issued for merger 222,222     23         977                     1,000
Debt issued in con-
  nection with merger                                (1,000,000)  (1,000,000)
Cancellation of shares                       2,594                     2,594
Net loss for 1998                                        (8,290)      (8,290)
Balances May 31, 1998   275,333 $   28 $ 3,458,278 $ (4,467,002) $(1,008,696)
Private stock placement 311,111     31     504,906            -      504,937
Recapitalization of
  deficit                               (3,458,058)   3,458,058            -
Net loss for 1999                                      (127,880)    (127,880)
Balances May 31, 1999   586,444 $   59 $   505,126 $ (1,136,824) $  (631,639)

See accompanying notes.

                                                                 [Page F-4]

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                                      66

Internet Stock Market Resources, Inc.
Statements Of Cash Flows

                                 Years ended          Three months ended
                                   May 31,                August 31,
                             1999          1998       1999          1998
                                                         (Unaudited)
                          ----------    ----------  ----------   ----------
CASH FLOWS FROM OPERATING
  ACTIVITIES
Net income (loss)          $(127,880)   $  (8,290)   $   57,978   $  (26,257)
Adjustments to reconcile
  net income to net cash
  provided by operating
  activities:
Depreciation and
  amortization                11,307        5,553         2,870        2,791
Changes in assets and
  liabilities:
Decrease (increase) in
  restricted cash             50,000      (50,000)            -            -
Decrease (increase) in
  accounts receivable          9,850      (32,193)      (54,307)        (205)

Decrease in other current
  assets                           -            -             -       13,612
Increase in recoverable
  income taxes                (5,928)           -             -            -
Decrease (increase) in
  accrued interest
  receivable                   4,920       (4,920)            -            -
Increase in accounts
  payable                      2,202        8,995         8,956        13,513
Increase (decrease) in
  accrued and other
  liabilities                (36,098)      53,096       (19,144)       3,200
Increase (decrease) in
  deferred income            (12,360)     124,444       (35,848)           -
Increase in other
  liabilities                  1,146            -         1,454            -
                           ---------     ---------    ---------    ---------
NET CASH (USED) PROVIDED
  BY OPERATING ACTIVITIES   (102,841)      96,685       (38,041)       6,654
                           ---------     ---------    ---------    ---------

CASH FLOWS FROM FINANCING
  ACTIVITIES
Common Stock issuance
  (rescinded)                504,937        3,594        54,960      100,000
Loan to stockholder                -            -       (19,107)     (60,000)
Proceeds of stockholder
  loan                             -       63,900             -            -
Principal payments on
  note payable stockholder  (385,385)           -      (123,418)           -
                           ---------    ---------     ---------    ---------

NET CASH PROVIDED (USED)
  BY FINANCING ACTIVITIES    119,552       67,494       (87,565)      40,000
                           ---------    ---------     ---------    ---------


CASH FLOWS FROM INVESTING
  ACTIVITIES
Purchase of equipment         (1,578)     (55,526)            -         (482)
Security deposits                  -       (1,000)            -            -
                           ---------    ---------     ---------    ---------
NET CASH USED BY
  INVESTING ACTIVITIES        (1,578)     (56,526)            -         (482)
                           ---------    ---------     ---------    ---------

(DECREASE) INCREASE IN
  CASH                        15,133      107,653      (125,606)      46,172

CASH, beginning              107,653            -       122,786      107,653
                           ---------     ---------    ---------    ---------
CASH, ending              $  122,786   $  107,653     $  (2,820)   $ 153,825
                          ==========   ==========    ==========    =========
SUPPLEMENTAL DISCLOSURES
Interest received         $    6,503   $      412
Interest paid             $   36,363   $        -
Income taxes paid         $        -   $    5,928

SUPPLEMENTAL DISCLOSURES OF NON-CASH FINANCING TRANSACTIONS:
In connection with the merger of a commonly controlled affiliate, the Company issued 222,222 shares of Common Stock in exchange for 1,000 shares outstanding of the non-surviving corporation and $1,000,000 of debt, recorded as "Note payable to stockholder."

See accompanying notes.
                                                                 [Page F-5]

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                                      68

Internet Stock Market Resources, Inc.
Notes To Financial Statements

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BUSINESS ACTIVITY

BUSINESS ACTIVITY Internet Stock Market Resources, Inc., (the Company) provides business and advertising information and design on behalf of our clients (generally smaller, growing public companies) to end users using the Internet. The Company's "portal" includes hyperlinks to other financial Websites.

Effective September 1, 1998, Internet Stock Market Resources, Inc. (formerly, Internet Stock Exchange Corp.) acquired 100% of the shares authorized, issued, and outstanding, consisting of 1,000 shares of Common stock, $1.00 par value per share, of Internet Stock Market Corp., a closely-held Florida corporation, under an Agreement and Plan of Merger. The shareholders of Internet Stock Market Corp. were compensated with 222,222 restricted shares of the Company's common stock and a promissory note in the amount of $1,000,000.

The Surviving Corporation is duly organized under General Corporation Law of the State of Delaware, is in good standing, and is qualified to conduct business in any lawful jurisdiction. The Surviving Corporation has completed all aspects of our merger/acquisition with the Non-surviving Corporation.

ACCOUNTING BASIS These financial statements reflect the merger as if it were a "pooling of interests" of the two entities under common control in accordance with Accounting Interpretations of the Accounting Principles Board Opinion No. 16, "Transfers and Exchanges Between Companies Under Common Control," which requires the assets and liabilities so transferred to be accounted for at historical cost in a manner similar to that used in pooling of interests accounting. Accordingly, financial information for periods prior to the merger reflect retroactive restatement of the companies' combined financial position and operating results.

UNAUDITED FINANCIAL STATEMENTS The unaudited financial statements as of August 31, 1999 and for the three months ended August 31, 1999 and 1998 have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of Management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month period ended August 31, 1999 are not necessarily indicative of the results that may be expected for the year ending May 31, 2000.

                                                                 [Page F-6]

RECLASSIFICATIONS AND RESTATEMENTS Amounts in the prior year financial statements have been reclassified for comparative purposes to conform with the presentation of the current year financial statements. Additionally, amounts in the prior year financial statements have been restated to give retroactive effect to the merger for purposes of comparative financial statement presentation. Also, issued and outstanding common stock shares reported for prior periods have been adjusted for a June, 1999, one-for-nine reverse split of all outstanding common stock shares.

CASH AND CASH EQUIVALENTS For purposes of the statements of cash flows, the Company considers all highly liquid debt securities purchased with a maturity of three months or less to be cash equivalents.

CONCENTRATION OF CREDIT RISK Financial instruments, which potentially subject the Company to a concentration of credit risk, are cash and cash equivalents and accounts receivable. The Company currently maintains its day-to-day operating cash balances at a single financial institution. At times, cash balances may be in excess of the FDIC insurance limits. The amounts in excess were $21,851 and $8,672 at May 31, 1999 and 1998, respectively.

As of May 31, 1999 and 1998, the Company had outstanding trade receivables, which carrying value of these receivables was reduced for estimated uncollectibility to estimated fair market value by an allowance for doubtful accounts. The Company's clients are typically smaller publicly-traded organizations. Consequently, the Company's ability to collect the amounts due from clients may be affected by economic fluctuations in their industries and geographical location, as well as fluctuations in the financial and stock markets in general.

PROPERTY AND EQUIPMENT Property and equipment, consisting of furnishings and equipment used in our current operations, is stated at cost, less accumulated depreciation. Depreciation is begun when the assets are placed in service and computed using the straight-line method over the estimated useful lives of the assets, which range from five to seven years.

LONG-LIVED ASSETS Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the fair value of the asset. Long-lived assets to be disposed of, if any, are reported at the lower of carrying amount or fair value less cost to sell.

SALES REVENUE Revenues from sales are recorded as the services are rendered, when the collection of sales proceeds is reasonably assured and all other material conditions of the sales are met. Services paid in advance on contracts in excess of one month are deferred and recognized monthly, pro-rata, over the term of the agreement.

ADVERTISING Advertising and business development costs are charged to operations in the period incurred.

                                                                 [Page F-7]

BASIC NET LOSS PER SHARE Basic net loss per common share is computed by dividing the net income or loss available to common stockholders by the weighted average number of common shares outstanding during each period. There were no common stock equivalents as of the years ended May 31, 1999 and May 31, 1998.

INCOME TAXES Income taxes are computed under the provisions of the Financial Accounting Standards Board (FASB) Statement No. 109 (FAS No. 109), Accounting for Income Taxes. SFAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of the difference in events that have been recognized in the Company's financial statements compared to the tax returns.

USE OF ESTIMATES The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS In accordance with the requirements of Statement of Financial Accounting Standards No. 107, the fair value amounts of financial instruments have been determined based on available market information and appropriate valuation methodology. The carrying amounts and estimated fair values of the Company's financial assets and liabilities approximate fair value due to the short maturity of the instruments. The fair value of the note payable stockholder is estimated based on an annual interest rate of 6% and the anticipated dates of payment and has not been increased accordingly. Fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment; therefore, fair value cannot be determined with precision.

2.   RELATED PARTY TRANSACTIONS

COMPENSATION AND CONVERSION OF SHARES The compensation to a Non-surviving Corporation (Internet Stock Market Corp.) shareholder for his equity in that business was $1,000,000 in the form of a promissory note payable with 6% interest per annum, issued by the Surviving Corporation (Internet Stock Market Resources, Inc.) This note was due upon demand by the holder, but subsequently changed to allow the Company to accumulate sufficient working capital. The shareholder is an officer and director of the Company.

                                                                [Page F-8]

3.   RESTRICTED CASH

In May 1998, the Board of Directors authorized the Company to offer and sell shares of our Common stock under a private placement, which was subsequently canceled. Prior to the year end, May 31, 1998, the Company received $50,000 from an investor to purchase shares of our Common stock, which was subsequently returned to the investor.

4.   PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

                              1999         1998
Office equipment              $ 57,104    $ 55,526
Accumulated depreciation       (16,860)     (5,553)
                              --------    --------
Property and equipment, net   $ 40,244    $ 49,973
                              ========    ========

Total depreciation expense for the years ended May 31, 1999 and 1998, amounted to $11,307 and $5,553, respectively.

5.   ACCRUED AND OTHER LIABILITIES

Accrued liabilities consisted of the following:

                                          1999         1998
Professional fees                         $ 20,150    $  6,900
Accrued compensation and related taxes         848         196
Deposit on potential purchase of stock           -      50,000
                                          --------    --------
                                          $ 20,998    $ 57,096
                                          ========    ========

6.   STOCKHOLDERS' EQUITY

The Company has authorized 50,000,000 shares of Common stock with a par value of $.0001 per share. At May 31, 1999 and 1998, 586,444 shares and 275,333 shares, respectively, were issued and outstanding.

The Company has authorized 1,000,000 shares of Preferred Stock with a par value of $.01 per share, and convertible into two shares of Common stock for $2 within one year of the subscription date. No Preferred shares have been issued. Any rights and preferences will be established by the Company's Board of Directors upon issuance.

                                                                [Page F-9]

PRIVATE OFFERING In August 1998, the Board of Directors authorized the Company to offer and sell to foreign investors up to 444,444 shares of our Common stock at a purchase price of $.25 per share under a private placement to foreign investors, pursuant to an exemption available under the Securities Act of 1933, as amended. Under this offering, which was prepared prior to the Merger (although no stock was sold nor proceeds received before the Merger), 311,111 shares were issued at prices ranging from $1.08 to $2.25 generating net proceeds of $504,937 prior to May 31, 1999. Additional shares of 133,333 were sold in June 1999 for $72,000, with payment expected in July 1999.

7.   INCOME TAXES

For the year ended May 31, 1999, the Company generated for U.S. income tax purposes a net operating loss of approximately $93,300. This loss carryforward expires in the year 2018. The Company had a net operating loss carryforward of approximately $2,850,000 as of May 31, 1998. However, as of September 1, 1998, and subsequently, there were ownership changes in the Company as defined in
Section 382 of the Internal Revenue Code. Because of these changes, the Company's ability to utilize net operating losses and capital losses available before the ownership change were virtually eliminated. The utilization of the remaining carryforward is dependent on the Company's ability to generate sufficient taxable income during the carryforward periods and no further significant changes in ownership.

The Company computes deferred income taxes under the provisions of Statement of Financial Accounting Standards No. 109, which requires the use of an asset and liability method of accounting for income taxes. Under FAS No. 109, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. These differences result primarily from the use of the accelerated cost recovery method of depreciation and the write-off method for accounts receivable as opposed to the allowance method. Statement No. 109 also provides for the recognition and measurement of deferred income tax benefits based on the likelihood of their realization in future years. A valuation allowance must be established to reduce deferred income tax benefits if it is more likely than not that a portion of the deferred income tax benefits will not be realized. It is Management's opinion that the entire deferred tax benefit may not be recognized in future years. Therefore, a valuation allowance equal to the deferred tax benefit has been established, resulting in no deferred tax benefits as of the balance sheet dates.

8.   COMMITMENTS AND CONTINGENCIES

LEASED PREMISES The Company leases our facilities in St. Petersburg, Florida under a three-year lease agreement dated July 24, 1997. The lease provides for monthly payments of $1,124. Rent expense for the years ended May 31, 1999 and 1998, was $13,482 and $12,359, respectively.

                                                                [Page F-10]

Future minimum lease payments under the lease agreement for years ending May 31 are as follows:

                                  2000   $13,488
                                  2001     2,248
                                         -------
                                         $15,736
                                         =======

CONSULTING AGREEMENTS From time-to-time, the Company engages, retains and dismisses various consultants. The consultants provide various services including assisting with shareholder relations, responding to inquiries, short and long-term strategic planning, marketing the Company to the investment community and identification and negotiation of potential acquisitions.

YEAR 2000 The year 2000 issue results from certain computer systems and software applications that use only two digits (rather than four) to define the applicable year. As a result, such systems and applications may recognize a date of "00" as 1900 instead of the intended year 2000, which could result in data miscalculations and software failures. The Company has conducted a preliminary assessment of our key computer systems and software application and believes they are Year 2000 compliant. Based on the initial assessment, the Company believes the cost of addressing the Year 2000 issue should not have a material impact on the Company's financial position or results of operations.

POTENTIAL ACQUISITIONS On May 25, 1999, the Board of Directors authorized negotiations with PEP Equities, Inc. for the purpose of acquiring an interest to the extent that it would become a subsidiary of the Company.

The Company is negotiating with Micro Bytes Computer Center, Inc. for the purchase of business assets and inventory and has executed a Letter of Intent dated June 16, 1999. The purchase would be accomplished in part by the issuance of restricted Common stock by the Company, which would be given "piggy-back" registration rights.

On June 30, 1999, a letter of intent was signed by the Company and Delcor Industries, Inc. (Delcor) to acquire 100% of Delcor for cash and debt. The letter of intent gives the parties until August 1, 1999 to sign a purchase agreement to finalize the acquisition. Delcor manufactures and assembles electronic components, and employs approximately 75 people.

GOING CONCERN The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has suffered recurring losses from operations and at May 31, 1999, had a working capital deficit and a deficiency in assets. These and other factors raise substantial doubt about the Company's ability to continue as a going concern, without additional capitalization. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                                 [Page F-11]

MANAGEMENT'S PLANS Management has decided to address the Company's financial situation by the following:

Sale of 133,333 additional shares of common stock for $72,000 as part of a foreign private placement, expected to be received in July 1999.

The note payable stockholder has been restructured and will not be satisfied until the Company has an acceptable working capital.

An SB-2 is expected to be filed with the United States Securities and Exchange Commission, which would provide for the Company to raise up to $5,000,000 from the general public.

Acquisition of at least two, possibly four, additional companies in the computer and Internet fields for a better vertical integration and to spread general and administrative costs over a broader base. In that regard, three letters of intent have been signed and the Company is in the process of drafting agreements before performing its due diligence. Before proceeding with such due diligence, the Company must first raise the necessary capital. The acquisitions would be significant to the Company, but they are improbable if the Company is unable to fund them.

Increase promotional expenditures in an effort to increase revenues.

10.  SUBSEQUENT EVENTS

REVERSE STOCK SPLIT During the first fiscal quarter of the Company's 1998 fiscal year, the Common stock of the Company experienced a significant decline in the trading per share price. In addition to the detrimental effect the lower trading price had to the shareholders, it diminished the Company's ability to make acquisitions using the Company's Common stock. As a result of the above, effective on June 30, 1999, the Company reverse split our common stock at a ratio of one new share for each nine old shares issued and outstanding. Retroactive recognition of the reverse stock split has been given to all share amounts reported in the May 31, 1999, and 1998 financial statements.

SALE OF COMMON STOCK On June 14, 1999, the Company sold the remaining 133,333 shares of its Common stock from its private placement for $72,000; however, the amount is unpaid.

                                                                 [Page F-12]

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                                      76

        CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
                             FINANCIAL DISCLOSURE

Internet Stock Market Resources has had no disagreements with its independent accountants. There been no material changes in ISMR's financial statements because of disagreements between the Company and its accountants with respect to Company accounting or with respect to financial disclosures.

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                                      78

UNTIL XXXX XX, 19XX, ALL DEALERS THAT EFFECT
TRANSACTIONS IN THESE SECURITIES, WHETHER
OR NOT PARTICIPATING IN THIS OFFERING, MAY
BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS
IN ADDITION TO THE DEALERS' OBLIGATION TO
DELIVER A PROSPECTUS WHEN ACTING AS
UNDERWRITERS AND WITH RESPECT TO THEIR
UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

TABLE OF CONTENTS                               833,333 Units
Summary Information                       3
Risk Factors                              5
Use of Proceeds                          11
Determination of Offering Price          13
Dilution                                 15     $6.00 Per Unit
Selling Security Holders                 17
Plan of Distribution                     19
Legal Proceedings                        21
Directors, Executive Officers, Promoters
  and Control Persons                    23
Security Ownership of Certain Beneficial
  Owners and Management                  27     Internet Stock Market
Description of Securities                29        Resources, Inc.
Interest of Named Experts and Counsel    31
Disclosure of Commission Position on
  Indemnification for Securities Act
  Liabilities                            33     ----------
Organization Within Last Five Years      35     Prospectus
Description of Business                  37     ----------
Management's Discussion and Analysis or
  Plan of Operation                      43
Description of Property                  47
Certain Relationships and Related               Internet Stock Market
  Transactions                           49     Resources, Inc.
Market for Common Equity and Related            405 Central Avenue
  Stockholder Matters                    51     102 Lobby Level
Executive Compensation                   53     St. Petersburg, Florida 33701
Financial Statements                     55     (727) 896-9696
Changes In and Disagreements With
  Accountants on Accounting and
  Financial Disclosure                   71     Dated:  XXXX XX, 19XX

                   INDEMNIFICATION OF OFFICERS AND DIRECTORS

At this time Internet Stock Market Resources, Inc. has no provisions within its charter or by-laws that insure or indemnify the directors or officers, either jointly or severally, of the Company for their actions in such capacities. Neither are the officers and directors insured or indemnified by contract or other arrangement. The Company is not aware of any statute that insures or indemnifies a controlling person, director, or officer, or otherwise affects his or her liability in that capacity.

                  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The Company estimates offering expenses related to issuance and distribution will be $80,000 if all 833,333 Units are sold; for purposes of presentation in the Prospectus of this registration statement, the Company has estimated that the foregoing expenses will be proportionately less for fewer Units sold.

Concerning other expenses of the offering, if qualified broker/dealers sell Units of this offering, they will be paid as much as 10% of the gross proceeds from the Units they sell; any such broker/dealers will also be issued 10,000 shares of Class A Preferred Stock of the Company for each 83,333 Units they sell. (These shares of Class A Preferred Stock will be "restricted," as that term is meant with reference to 17 CFR 230.144, because such Preferred shares are not the subject of a registration statement nor of an qualifying exemption therefrom.)

The table below shows the effect on proceeds from this offering, considering the Company's issuance and distribution costs as well as the payment of a 10% broker's fees, on all 833,333 being registered on this Form SB-2.

               Gross Proceeds              $  4,999,998
               Costs of Offering                 80,000
               Brokers' Fees                    500,000
                                           ------------
                                           $  4,419,998

As of the date of this registration statement, the Company has no agreement with any broker/dealer to sell Units of this offering. The considerations, described and tabulated above, to be paid to broker/dealers that sell Units are as established by the Company itself and are not the result of arms-length negotiations with any broker/dealers or other third parties.

                    RECENT SALES OF UNREGISTERED SECURITIES

In July of 1999, the Company sold 133,334 shares of its Common stock for $72,000 in a foreign private placement.

                                UNDERTAKINGS

Pursuant to Item 512(e) of Regulation S-B:
    As permitted under Rule 461, Internet Stock Market Resources, Inc. is requesting an accelerated effective date. As such, the Company herewith warrants as follows:
    Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, Internet Stock Market Resources, Inc. has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.
    In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Internet Stock Market Resources, Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   EXHIBITS

   Exhibit No.   Description of Exhibit
   -----------   ------------------------------

      3.1        Articles of Incorporation of Internet Stock Market
                    Resources, Inc.*
      3.2        By-Laws of Internet Stock Market Resources, Inc.*
      4.1        Specimen Common Stock Certificate*
      4.2        Specimen Preferred Stock Certificate*
      4.3        Subscription Agreement
      4.4        Designation of Class A Preferred Stock*
      10         Letter of Intent Between the Company and Delcor Industries*
      23.1       Letter of Consent and Opinion of Thomas R. Todd, Jr., Esq.
      23.2       Letter of Consent of  Independent Auditors
      27         Financial Data Schedule


* To be filed supplementally.

                                 SIGNATURES

In accordance with the requirements of the Securities Act of 1933 Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned in the City of St. Petersburg, State of Florida, on December 8, 1999.

Internet Stock Market Resources, Inc.

By:

/s/Budd Morris
-----------------------
Budd Morris
Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Amendment to the Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signature               Title                                Date

/s/Budd Morris          Director and Chief Executive Officer December 8, 1999
-----------------------
Budd Morris


/s/Anastasios KyriakidesDirector and Secretary               December 8, 1999
------------------------
Anastasios Kyriakides


/s/Caroline Latta       Director and Vice President          December 8, 1999
------------------------
Caroline Latta


/s/Chad Morris          Director and Vice President          December 8, 1999
------------------------
Chad Morris